Exhibit 5.1

SEC opinion C3

The Directors
Shire Limited
5 Riverwalk
Citywest Business Campus
Dublin 24
Republic of Ireland

23 May 2008

2034779/HICKR/MdFJ/1172391/4

Dear Sirs,

Shire plc Employee Stock Purchase Plan; Shire Pharmaceuticals Executive Share Option Scheme

Introduction

1.
We have acted as legal advisers to Shire Limited (the "Company") in connection with the Post-Effective Amendment No. 2 dated 23 May 2008 (the "Second S-8 Amendment") to the Registration Statement on Form S-8 dated 22 July 1998 (the "Form S-8") as amended by Post-Effective Amendment No. 1 dated 25 November 2005 (the "First S-8 Amendment, and together with the Form S-8 and the Second S-8 Amendment, the "Registration Statement") relating to the Shire plc Employee Stock Purchase Plan and the Shire Pharmaceuticals Executive Share Option Scheme (together the "Plans")

2.
Prior to the date hereof options have been granted by Shire plc to participants under the Plans.  As part of or in connection with the scheme of arrangement dated 16 April 2008 under sections 895 to 899 of the UK Companies Act 2006 between Shire plc and its shareholders, such options will be or have been exchanged or will become or have become exchangeable for new options granted by the Company relating to Ordinary Shares with a par value of 5 pence each in the capital of the Company (the "Shares").  Shares issued or to be issued by the Company pursuant to such new options granted by the Company are the "Plan Shares".

3.
This letter may be relied upon only by you and may be used only in connection with the issue of the Plan Shares.  Neither its contents nor its existence may be disclosed to any other person unless we have given our prior written consent as set out below.

Scope

4.	This opinion is limited to matters of and is interpreted in accordance with Jersey law as at the date hereof and we express no opinion with respect to the laws of any jurisdiction other than Jersey.

5.	We have examined only copies of the documents mentioned herein. We have not undertaken any exercise which is not described in this letter.

Documents examined

6.	For the purposes of this opinion we have examined and relied upon copies of the following documents:

2034779/HICKR/MdFJ/1172391/4

Shire Limited
23 May 2008

(a)	the Form S-8;

(b)	the First S-8 Amendment;

(c)	the Second S-8 Amendment;

(d)	the Memorandum and Articles of Association of the Company;

(e)	the circular issued to the shareholders of Shire plc dated 16 April 2008 (the "Circular");

(f)
the minutes of a meeting of the board of directors of the Company held on 7 April 2008 (the "Board Minutes"), pursuant to which, amongst other things, the board of directors approved arrangements for the "roll-over" of existing awards and options under existing share schemes including the Plan and established an implementation committee (the "Implementation Committee");

(g)
the minutes of the meetings of the Implementation Committee held on 15 April, 28 April and 21 May 2008 (the "Committee Minutes") pursuant to which, amongst other things, the Implementation Committee noted the arrangements made by the full board for the "roll-over" of existing awards and options; and

(h)
the written resolutions of the members of the Company dated 10 April 2008 (the "Shareholder Resolutions") pursuant to which, amongst other things and subject as provided therein, the shareholders approved the allotment and issue of shares pursuant to the roll-over arrangements as if the pre-emption rights contained in article 11 of the Articles of Association of the Company did not apply.

Assumptions

7.	In giving this opinion, we have assumed:

(a)
that the statements contained in the Board Minutes, the Committee Minutes, the Shareholder Resolutions and the Circular are complete and accurate as at the date of this opinion and that the directors and secretary of the Company present at the meetings recorded in the Board Minutes and the Committee Minutes were acting in the best interests and for a proper purpose of the Company;

(b)
all options in respect of Plan Shares have been or will be duly authorised and granted by the Company's board of directors or a duly authorised committee thereof in a manner consistent with their fiduciary duties and in accordance with the provisions of the Plan and the Articles of Association of the Company;

(c)	the authenticity, accuracy, completeness and conformity to original documents of all copy documents examined by us;

(d)
that all signatures purporting to be on behalf of (or to witness the execution on behalf of) the Company or any director or secretary of the Company are genuinely those of the persons whose signatures they purport to be;

(e)
that words and phases used in the Registration Statement have the same meaning and effect as they would if those documents were governed by Jersey law and there is no provision of any law (other than Jersey law) which would affect anything in this opinion; and

(f)	that no other event occurs after the date hereof which would affect the opinions herein stated.

2034779/HICKR/MdFJ/1172391/4

Shire Limited
23 May 2008

8.
In giving the opinions as to Jersey law expressed herein, we have also considered certain matters of fact.  With your consent, we have relied upon certificates and other assurances of directors, officers or shareholders of the Company and others as to such matters of fact, without having independently verified such factual matters.

Opinion

9.
As a matter of Jersey law and based on and subject to the foregoing and to the reservations mentioned below, we are of the opinion that upon the issuance of Plan Shares against the payment in full from the relevant option holder of all sums due in respect of his or her option and upon the entry of the relevant option holder as a holder of the relevant Plan Shares in the register of members of the Company, the Plan Shares will be validly issued, fully paid and non-assessable, provided that the option has vested and is validly exercised or implemented in accordance with the terms of its grant and the Plan Shares are issued in accordance with the Articles of Association of the Company.  For these purposes "non-assessable" means that no further sums shall be payable by a shareholder in respect of the acquisition of a Plan Share.

Reservations

10.	Our opinion is qualified by the following reservations and by any matter of fact not disclosed to us:

(a)	Jersey law and the Articles of Association of the Company contain restrictions on the transfer of shares and exercise of voting rights in certain circumstances including the following:

(i)
transfers of shares may be avoided under the provisions of insolvency law, or where any criminal or illegal activity is involved, or where the transferor or transferee does not have the requisite legal capacity or authority, or where the transferee is subject to restrictions or constraints;

(ii)
under the Articles of Association of the Company the registration of a transfer of shares by a particular shareholder may be restricted if that shareholder has failed to disclose his interest in shares in the Company after having been served with notice by the Company requesting such disclosure;

(iii)	under the Articles of Association, but subject to the Companies (Uncertified Securities)(Jersey) Order 1999, the board of directors of the Company may decline to register certain transfers of shares;

(iv)	no share may be transferred after the passing of a resolution for the winding-up of the Company or the declaration of the property of the Company en désastre;

(v)
a company or the Jersey court may impose restrictions on the transferability and other rights of shares held by persons who do not comply with that company's proper enquiries, under that company's articles of association (if they so provide), concerning the ownership of shares; and

(vi)
there may be circumstances in which a holder of shares obliged to transfer those shares under the provisions of the Companies (Jersey) Law 1991, for example following the implementation of a takeover when minority shareholders are compulsorily bought out or following the implementation of a scheme of arrangement.  Once a holder of shares becomes obliged to make such a transfer he may not transfer to another person.

2034779/HICKR/MdFJ/1172391/4

Shire Limited
23 May 2008

(b)
shareholders can make arrangements outside the Company's constitutional documents in respect of restrictions on transfer or pre-emptive rights relating to shares, about which we express no opinion; and

(c)
the obligations of the Company under or in respect of the Plan Shares will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, reorganisation or administration or any other law or legal procedure affecting generally the enforcement of creditors' rights.

Consent

11.	We hereby consent to the disclosure of the opinion letter as an exhibit to the Registration Statement and its consequent filing with the U.S. Securities and Exchange Commission.

Yours faithfully,

/s/ Mourant du Feu & Jeune
Mourant du Feu & Jeune